Exhibit 99.1

Behringer Harvard Acquires
Self-Storage Facility in San Antonio

DALLAS, September 2, 2011 — Behringer Harvard announced today its acquisition of a 537-unit self-storage facility at 6366 Babcock Road in San Antonio. The 3.2-acre site is north of Loop 410 and approximately five miles south of the University of Texas at San Antonio. Behringer Harvard Opportunity REIT II, Inc. acquired an 85 percent ownership interest in the property through a joint venture with Watson & Taylor Management, Inc., an operator of more than 34 self-storage facilities in Texas, Massachusetts and Tennessee, and with an investment group represented by Kennedy Wilson Austin, Inc.

Now operating as Noah’s Ark Self Storage, the Babcock Road facility comprises 10 one-story storage buildings, constructed in 2000, providing a total of 56,275 rentable square feet. As a result of the joint venture’s acquisition, the property will be rebranded as a Watson & Taylor facility. Kennedy Wilson Austin will provide the venture with partnership asset management and back-office support services. The acquisition is the first in a self-storage acquisition program planned by the joint venture partners.

“We’re pleased to pursue this venture with Watson & Taylor Management, a respected industry leader in the self-storage property sector,” said Mr. Samuel A. Gillespie, Chief Operating Officer of Behringer Harvard Opportunity REIT II, Inc. “The Babcock Road facility represents the type of self-storage acquisition opportunities we plan to target as we build a portfolio through future joint ventures with Watson & Taylor and Kennedy Wilson Austin.”

With a population of 1.3 million, San Antonio is the second-largest city in Texas and the seventh-largest city in the United States, according to the 2010 U.S. Census. San Antonio’s diversified economy focuses on financial services, government, health care and tourism. South Texas Medical Center, a vibrant complex of hospitals, clinics and 45 medical-related institutions that employ 27,000 professionals, is approximately five miles south of 6366 Babcock Road. Self-storage facilities have traditionally experienced strong demand from the students and medical professionals who are attracted to the area.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than $5 billion and investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-

looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Opportunity REIT II, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler	Nicole Traycoff
Behringer Harvard	Richards Partners for Behringer Harvard
bmarler@behringerharvard.com	nicole_traycoff@richards.com
469.341.2312	214.891.5751